NEWS RELEASE

Kaman Corporation
Bloomfield, CT USA
P 860.243.7100
www.kaman.com

KAMAN ANNOUNCES CFO TRANSITION

James Coogan to Succeed Robert Starr as Chief Financial Officer

BLOOMFIELD, Conn. – July 8, 2021 – (NYSE:KAMN) Kaman Corporation (the “Company”) today announced the appointment of James Coogan as Senior Vice President and Chief Financial Officer, effective immediately. Mr. Coogan, who served as the Vice President, Investor Relations and Corporate Development of Kaman, will succeed Robert Starr. Mr. Starr will continue to be employed by the Company through July 31, 2021, as Executive Vice President and will work closely with Mr. Coogan and the Kaman leadership team to ensure a seamless transition.

Mr. Coogan joined Kaman in 2008 as Manager of External Reporting and SEC Compliance, during which time he helped enhance Kaman’s SEC reporting systems and controls. In addition, Mr. Coogan served as the Company’s Vice President - Investor Relations and Assistant Vice President - SEC Compliance and External Reporting. In addition to serving as the Company’s primary contact with the investment community, Mr. Coogan played an integral role in the Company’s acquisition of Bal Seal in 2020 and the divestiture of Kaman Distribution Group in 2019.

In his new role, Mr. Coogan will oversee financial reporting, accounting, tax, treasury, risk management and financial planning and analysis. He will also continue to oversee the Company’s investor relations and corporate development functions.

Ian K. Walsh, Chairman, President and Chief Executive Officer, commented, “During his 12-year career at Kaman, Jamie has demonstrated deep financial acumen, a strong strategic mindset and proven leadership abilities. He has served in several positions with increasing responsibility across the organization, and has played a key role in the development of the Company’s growth strategies. Jamie brings a diverse skill set to the CFO role which will prove invaluable as we continue to deliver on our long-term value creation initiatives. Furthermore, Jamie’s appointment is a reflection of the strength of our management bench and our focus on providing opportunities for advancement from within. Supported by our strong finance team, we look forward to benefiting from Jamie’s expertise as we continue to build on our strong financial position.”

“During his 12-year tenure at Kaman, Rob has overseen significant transformation.
On behalf of the Board and management, I want to thank him for his contributions to Kaman. I am also personally grateful for his support and partnership during my transition into Kaman. Our dedicated and talented finance team is extremely well positioned to continue transforming the business and delivering on our objectives. We wish Rob all the best in his future endeavors,” Walsh added.

“Kaman is an outstanding company with a strong financial foundation and significant opportunities for growth and value creation, and I am honored to be named CFO at this

NEWS RELEASE
important time,” said Coogan. “I look forward to working closely with Ian, the leadership team and finance organization to drive growth and enhanced value for all stakeholders.”
“It has been a highlight of my career to serve as Kaman’s CFO and to have worked with such an outstanding team during a period of significant transformation,” Starr said. “I’m proud of all we have accomplished and am confident that Kaman is well positioned for continued success. Jamie is a talented leader well suited for this new role, and I look forward to working closely with him over the coming month to enable a smooth transition.”

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut, conducts business in the aerospace & defense, industrial and medical markets. Kaman produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters. More information is available at www.kaman.com.

Contacts

Kristen Samson
Vice President and Chief Marketing Officer
Kristen.samson@kaman.com
860-243-6330